Exhibit 99

Directors

Name	Age	Position and Class
Paul Davis	42	Chief Executive Officer and Director
Pantelis Dimitriou	38	Chief Financial Officer and Director
Niall Ennis	54	Director
Adeel Rouf	32	Director
Stephanos Papadopoulos	53	Director